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                                  EXHIBIT 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Pyramid Technology Corporation of our report dated October 25, 1994, included in the 1994 Annual Report to Shareholders of Pyramid Technology Corporation.

Our audits also included the financial statement schedules of Pyramid Technology Corporation listed in item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements of Pyramid Technology Corporation (Form S-8 Nos. 33-3806, 33-7820, 33-11439, 33-13673, 33-17001, 33-19169, 33-27983, 33-40276, 33-50184, and
33-59102) with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedules included in this Annual Report (Form 10-K) of Pyramid Technology Corporation.





Palo Alto, California
December 22, 1994